Exhibit 10.1

CONVERTER AGREEMENT

THIS CONVERTER AGREEMENT (this “Agreement” or the “Converter Agreement”) is dated June 9, 2009 (the “Effective Date”) by and between Autocar, LLC, a Delaware limited liability company (“Autocar”), and Balqon Corporation, a Nevada corporation (“Balqon”).

RECITALS

WHEREAS, Autocar manufactures, assembles and sells chassis for low-cab-over-engine heavy-duty vehicles (the “Chassis”);

WHEREAS, Balqon designs, develops and distributes heavy-duty electric and hybrid drive systems for industrial and commercial applications;

WHEREAS, Balqon will purchase the Chassis from Autocar or through an authorized Autocar dealer (the “Dealer”) and install zero-emission heavy-duty electric drive systems and batteries (the “Drive System”) into the Chassis for heavy-duty class 7 and class 8 electric vehicles (the “Trucks”);

WHEREAS, Autocar will provide reasonable support to Balqon in connection with Balqon’s sale of the Trucks;

WHEREAS, the relationship of the parties with respect to certain aspects relating to the design, assembly, marketing and sale of the Trucks will be governed by this Agreement; and

WHEREAS, the parties intend to enter into a separate agreement regarding other terms and conditions relating to the sale of the Chassis and the Trucks.

NOW, THEREFORE, in consideration of the Recitals set forth above, which are hereby incorporated into this Agreement, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PURCHASE AND SALE OF THE CHASSIS AND THE TRUCKS

1.1. Branding and Labeling. The Trucks will be branded and labeled consistently with current Autocar branding and labeling, except that the logo “Powered by Balqon” will appear on the side door, and the Balqon product label will appear on the front of the cab. The parties will work together in good faith to implement mutually-beneficial branding and labeling on the Trucks.

1.2. Marketing. Promotion and Funding. Autocar and Balqon will use commercially reasonable efforts to advertise, market and promote Balqon’s sale of the Trucks, individually and in cooperation with each other. Both parties will use their respective web sites, industry shows, sales brochures, print media and all other media outlets reasonably available to them to advertise, market and promote Balqon’s sale of the Trucks. In each instance of advertisement, marketing or promotion, the parties will reference both Autocar, as chassis manufacturer, and Balqon, as drive system manufacturer of the Trucks. The parties will provide artwork, photos, data and other information reasonably requested by the other party for the preparation of marketing materials and will provide copies of their marketing materials to the other party. Each party's web sites will contain links to the other party’s web site. Any use by a party of the trade names and/or trademarks of the other party, links to the other party’s web site or other marketing or advertising materials describing the relationship of the parties shall be subject to the reasonable prior written approval of the other party.

1.3. Orders for the Trucks. Following the execution of this Agreement, the parties will implement procedures for Balqon’s order (the “Orders”) and purchase of the Chassis, including (a) the purchase of a base-model Chassis (the “Demo Chassis”) for Balqon’s use in the research of Drive System-Chassis integration, engineering and testing (the “Engineering and Testing”), and (b) the purchase of five Chassis within six months of the Effective Date.

1.4. Pricing of the Chassis. The Chassis will be sold by Autocar or the Dealer at pricing consistent with current market pricing for the Chassis in other applications, taking into account the removal and other changes in components and special handling and testing to accommodate the Drive System as determined by Autocar in a commercially reasonable manner and set forth in a separate written agreement to be entered into by the parties.

1.5. Minimum Annual Orders. Within twelve months of the first sale of a Truck by Balqon to an end user (the “First Sale”), Balqon will purchase a minimum of 50 Chassis (the “First-Year Sales”). Within twelve months of the end of the period for the First-Year Sales, Balqon will purchase a minimum of 75 Chassis (the “Second-Year Sales”). Within twelve months of the end of the period for the Second-Year Sales, Balqon will purchase a minimum of 112 Chassis (the ‘Third-Year Sales”). If (i) the First Sale does not occur on or before the first anniversary of this Agreement or (ii) Balqon purchases less than the required minimum First-, Second-or Third-Year Sales, and the shortfall is not due to Autocar’s failure to meet the supply requirements for the Chassis, Autocar may, in its sole discretion (a) terminate this Agreement upon not less than six months notice to Balqon, or (b) negotiate in good faith a fair and reasonable adjustment to the pricing of the Chassis for future purchases.

1.6. Autocar Exclusivity. During the term of this Agreement, and provided Balqon is in compliance with Section 1.5 (Minimum Annual Orders) above and is not otherwise in breach of this Agreement (taking into account any notice requirement and applicable cure period), Autocar will not partner with any supplier of electric drive systems other than Balqon for Autocar’s production of on road class 7 and class 8 drayage vehicles for sale in North America, without Balqon’s prior consent; provided, however, that the above exclusivity will not apply to Autocar’s use of or partnership with suppliers of hydraulic hybrid or parallel hybrid systems.

1.7. Balqon Exclusivity. During the term of this Agreement and for twelve months following the termination of this Agreement (such twelve month year period following the termination of this Agreement being hereinafter referred to as the “Tail Period”), and provided Autocar is not in breach of this Agreement (taking into account any notice requirement and applicable cure period), Balqon will not partner with, sell or otherwise supply or install electric drive systems to any other original equipment manufacturer other than Autocar for all on road class 7 and class 8 (i) drayage vehicles, (ii) refuse vehicles, (iii) aircraft service vehicles or (iv) any other applications appropriate for cab over engine chassis (collectively, “Covered Vehicles”) for sale in the United States, Canada or Mexico, without Autocars prior consent; provided, however, that during the Tail Period Balqon may sell Covered Vehicles that would otherwise be subject to the exclusivity provisions of this Section 1.7 by paying a fee to Autocar in the amount of $6,000 per vehicle (the “Exclusivity Fee”). The Exclusivity Fee shall be payable to Autocar within 10 business days of Balqon’s receipt of payment for the vehicle. Autocar (or a third-party mutually agreed to by the parties) shall have the right to audit Balqons books and records for the purpose of verifying compliance with this Section 1.7. Balqon’s obligations under this Section 1.7 shall survive the termination of this Agreement.

1.8. Installation of the Drive System. Autocar will ship the Chassis to Balqon for installation of the Drive Systems.

1.8.1. Compliance with Laws. Balqon will be responsible for ensuring that the Trucks that it sells are in compliance with all federal, state and local laws, regulations and standards in its performance of its work, including, without limitation, the Federal Motor Vehicle Safety Standards (the “FMVSS”). Balqon will certify the Drive Systems’ compliance with the FMVSS to the extent required thereunder. Balqon will retain a copy of the “Document for Incomplete Vehicle” supplied by Autocar with the Chassis.

1.8.2. Autocar Assistance During Installation. Autocar or the Dealer will provide reasonable assistance to Balqon, including providing one or more on-site technicians, at Autocar’s cost, to provide technical assistance to Balqon in connection with Balqon’s performance of the functions set forth below in this Section relating to the installation of the Drive System in the Chassis. Balqon will provide adequate space and appropriate equipment within its facility for the technician(s) to assist Balqon in performing such functions:

1.8.2.1. Completion of FMVSS certification of the complete vehicle (the “Certification”);

1.8.2.2. Completion of the final inspection of the Truck upon completion of the installation of the Drive System (the “Pre-Delivery Inspection”); and

1.8.2.3. Other general assistance with regard to the installation of the Drive System into the Chassis.

1.9. Delivery and Sale of the Trucks. After completion of the Certification, the Pre-Delivery Inspection and any necessary repairs and re-inspection, Balqon will sell the Trucks to the end-users and register and prepare the ownership paperwork for the Trucks and any other information or documentation as required by law and as appropriate for the end-user. Balqon will ensure that all product information intended for the end-user is contained in the Truck prior to the sale to the end-user.

1.10. Sales Commissions. During the term of this Agreement, Balqon will pay Autocar a sales commission equal to three percent (3%) of the purchase price of a complete Balqon electric vehicle paid by the end-user arising out of or resulting from sales leads generated by or its Dealer (regardless of whether the sales lead generated by Autocar or Dealer results in the chassis being supplied by Autocar or another original equipment manufacturer). Such commission shall be paid to Autocar within 10 business days of Balqon’s receipt of payment for the vehicle. The terms of this Section 1.10 shall survive the termination of this Agreement.

1.11. Technical Sales Support. Autocar will provide reasonable general technical assistance regarding the Chassis in support of Balqon’s business development efforts.

2. DRIVE SYSTEM-CHASSIS INTEGRATION

2.1. Integration Research. Engineering and Testing. All Engineering and Testing (as defined below) of the Trucks will be completed by Balqon, with Autocar’s reasonable assistance, as mutually agreed upon by the parties.

2.2. Balqon’s Responsibilities and Costs. Balqon will be responsible for conducting and completing the Engineering and Testing at Balqon’s cost. For the purposes hereof, “Engineering and Testing” will include, but not be limited to, the following:

2.2.1. Engineering and design work for integration of the Drive System into the Chassis; and

2.2.2. Testing of the integrated Drive System and the Truck for safety, performance, durability and compliance with laws, including the FMVSS.

2.3. Autocar’s Responsibilities and Costs. Autocar will be responsible for the following support for the Engineering and Testing:

2.3.1. Assistance. Autocar will provide assistance reasonably requested by Balqon at Autocar’s cost, with regard to the engineering, design and modification of the Chassis, the operation and usage of the Truck (on-road and off-road), the FMVSS, on-the-road regulations and such other areas as may be reasonably requested for the Engineering and Testing. Autocar will use reasonable commercial efforts to respond to Balqon’s questions related to the installation instructions provide by Autocar to Balqon (“Installation Instructions”). The Installation Instructions and all modifications to the Chassis are subject to Autocar’s approval.

2.3.1.1. The assistance to be provided by Autocar will include but not be limited to providing consultation with respect to compliance by Balqon’s of applicable United States Department of Transportation (“DOT”) regulations, defining appropriate and required testing procedures and scopes of work, identifying and validating potential testing facilities and contractors, communication with testing facilities and contractors, interpretation of DOT testing data and recommendations of adjustments to improve testing results. Balqon will be responsible for the any charges or costs of all testing and third-party testing facilities and contractors.

2.3.2. Designs and Models. Autocar will provide designs and models for the Chassis reasonably requested by Balqon at Autocar’s cost.

2.3.3. Changes to the Design of the Chassis. Autocar will make such modifications to the design and assembly of the Chassis to facilitate the integration of the Drive Systems as Autocar deems appropriate in its sole discretion. The first 30 design engineering hours for each such modification will be at Autocar’s cost; Balqon will pay Autocar $75 per design engineering hour in excess of 30 hours for each modification.

2.3.4. Development of the Chassis. Autocar will use commercially reasonable efforts to research and develop improvements to the Chassis and its integration with the Drive System during the term of this Agreement.

3. QUALITY, SERVICE, WARRANTY. Following the execution of this Agreement, the parties will enter into a supplemental agreement setting forth quality, service, warranty and related policies and procedures for the Chassis. The Chassis will be covered by Autocar’s then current standard Limited Warranty (which will exclude coverage of the Drive Systems).

4. TERM AND TERMINATION

4.1. Term and Renewal. The initial term of this Agreement (the “Initial Term”) will commence on the Effective Date and will continue for 36 months after the First Sale. Unless either party gives notice to the other party at least 60 days prior to the expiration of the Initial Term (the “Notice Period”) of such party’s intention to terminate this Agreement at the end of the Initial Term, the Agreement will automatically continue for successive one-year terms (each, a “Renewal Term”) until terminated by either party upon giving notice to the other party at least 60 days prior to the end of a Renewal Term in accordance with this Agreement. Notwithstanding the foregoing, if through no fault of Balqon the Trucks have not satisfied applicable self-certification testing requirements on or before the expiration of nine (9) months from the date the Drive System is integrated into the Chassis by Balqon, Balqon shall have the right to terminate the Agreement upon no less than 30 days prior written notice to Autocar.

4.2. Termination for Breach. During the Initial Term and any Renewal Term. if either party breaches or fails to perform its obligations under this Agreement. and such breach or failure continues unremedied for 30 days after notice to the defaulting party describing such breach or failure in reasonable detail, the non-defaulting party may terminate this Agreement, unless such breach or failure cannot reasonably be cured within a 30-day period, in which case the non-defaulting party may not terminate so long as the defaulting party has promptly commenced and diligently pursued a remedy of such breach to the non-defaulting party’s reasonable satisfaction.

4.3. Effect of Termination. The parties shall complete any pending orders accepted by Autocar or the Dealer prior to the effective date of termination of this Agreement.

4.4. Insolvencv. Either party may immediately terminate this Agreement at any time in the event of the occurrence of any of the following events (each, an “Insolvency Event”): (a) insolvency of the other party; (b) filing of a voluntary petition in bankruptcy by the other party; (c) filing of any involuntary petition in bankruptcy against the other party; (d) appointment of a receiver or trustee for the other party; or (e) execution of an assignment for the benefit of creditors by the other party, provided that any such petition, appointment or assignment is not vacated or nullified within 30 days of such event. In the event of an Insolvency Event with regard to Balqon, Balqon will, to the greatest extent possible, protect Autocar’s interests and continue to comply with all obligations under this Agreement. If at any time Balqon or a trustee or receiver on behalf of Balqon determines that Balqon will not continue to comply with all obligations under this Agreement due an Insolvency Event, Balqon will promptly notify Autocar of same.

5. INSURANCE. Prior to the receipt of the first Chassis from Autocar, Balqon will (a) procure and maintain, with insurers reasonably acceptable to Autocar, the following types of insurance coverage: (i) workers’ compensation for statutory obligations imposed by workers’ compensation or occupational disease laws; (ii) comprehensive general liability including products/completed operations liability insurance with a vendor’s endorsement (broad form) with a minimum coverage of $2,000,000; (iii) employer’s liability insurance for personal injury and property damage with a minimum liability coverage of $2,000,000; (iv) comprehensive automobile insurance for personal injury and property damage with a minimum liability coverage of $1,000,000; and (v) excess/umbrella liability insurance coverage with a minimum coverage of $10,000,000 and (b) provide Autocar with a certificate of insurance for all policies of insurance required hereunder in a form reasonably acceptable to Autocar, stating that the insurer will provide Autocar with not less than 30 days advance notice of any cancellation, non-renewal or material change in the insurance coverage and naming Autocar as an additional insured thereunder. Balqon will provide additional certificates of insurance at Autocar’s request.

6. CONFIDENTIAL INFORMATION

6.1. Definition of Confidential Information. During and after the term of this Agreement, the parties will not use or disclose, or authorize anyone else to use or disclose, any of the terms of this Agreement, including but not limited to the prices, any customer or supplier identities, terms of agreements with any customers, suppliers or assemblers, identities of other subassernblers, lists of materials, supplies, parts, assemblies, subassemblies, or equipment, methods, blueprints, assembly and subassembly procedures and techniques, formulas, production plans and layouts, correspondence, tiles, forms, reports, proposals, systems, marketing plans or strategies, financial, sales or commission information or reports, know-how, Intellectual Property (as defined in Section 6.2 (Additional Definitions) below), policies, electronically-stored information, software, databases and programs, or any other secret or confidential information or matter relating to any aspect of the business of the other party (collectively, “Confidential Information”) without the prior consent of the other party, except as may be required under applicable state or federal securities laws including the Securities Exchange Act of 1934, as amended.

6.2. Additional Definitions. Confidential Information will not include information which: (a) is or becomes publicly known through no wrongful act on the receiving party’s part; (b) is already known to the receiving party as of the Effective Date without any obligation restricting disclosure, (c) comes into the receiving party’s possession without any obligation restricting disclosure; (d) is independently developed by the receiving party without reference to or use of the Confidential Information; or (e) is disclosed pursuant to an order of a governmental or judicial authority, after prior notice to the disclosing party and affording the disclosing party reasonable opportunity and cooperation to object to the disclosure or obtain a protective order, at the expense of the disclosing party. “Intellectual Property” includes all trade secrets, copyrights, moral rights, author rights, Internet domain names, patents, trademarks (including without limitation registrations and applications, renewals and extensions therefor), continuations, continuations-in-part, divisionals, trade names, rights in trade dress and packaging, goodwill and all divisionals, continuations, reissues, renewals, and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, county or jurisdiction and applicable international laws, treaties and conventions.

6.3. Return of Confidential Information. Upon termination of this Agreement, the parties will immediately deliver to the other party all papers, books, manuals, lists, correspondence, documents and other materials relating to Confidential Information, together with all copies and embodiments of all of the foregoing, including, without limitation, electronically-stored records, databases, programs, computer disks and computer software, irrespective of whether the parties created the same or were involved with the same, and will neither copy, use nor take any such material.

7. NON-SOLICITATION. During the term of this Agreement and for a period of twelve months thereafter, either party will not, and will not permit any of its affiliates to, directly or indirectly, hire, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the other party to terminate its employment or other arrangement with the other party, otherwise change its relationship with either party or establish any relationship with the other party or any of the other party’s affiliates.

8. INDEMNIFICATION

8.1. Balqon’s Indemnification of Autocar. Balqon will indemnify, defend and hold harmless Autocar and its affiliates, subsidiaries, parent companies, managers, members, officers, employees, agents, representatives, attorneys, successors and assigns (collectively, the “Autocar Indemnified Parties”) from and against any and all actions, claims, demands, suits, liabilities. losses. damages, obligations, judgments, settlements, costs and other expenses (including, without limitation, reasonable attorneys’ fees and costs) (collectively, “Claims”) incurred or suffered by the Autocar Indemnified Parties which relate to or arise out of any actual or alleged (a) breach by Balqon of this Agreement; (b) direct or contributory infringement of, or inducement to infringe, any state, federal or patent, trademark, copyright or other proprietary right by reason of the manufacture, use or sale of the Drive Systems, the integration of the Drive System into the Chassis or the manufacture or marketing of the Trucks; (c) the failure of Balqon, the Drive Systems, the integration of the Drive System into the Chassis or the manufacture or marketing of the Trucks to comply with any international treaties or agreements, federal, state or local laws, codes, regulations and ordinances which may be applicable to Balqon, Balqon’s business, the Drive Systems, the integration of the Drive System into the Chassis or the Trucks; and (d) any personal injury, property damage or other product liability or tort claims relating to the Drive Systems, the integration of the Drive System into the Chassis or otherwise caused by Balqon.

8.2. Autocar’s Indemnification of Balqon. Autocar will indemnify, defend and hold harmless Balqon and its affiliates, subsidiaries, parent companies, shareholders, directors, officers, employees, agents, representatives, attorneys, successors and assigns (collectively, the “Balqon Indemnified Parties”) from and against any and all Claims incurred or suffered by the Balqon Indemnified Parties which relate to or arise out of any actual or alleged (a) breach by Autocar of this Agreement; (b) direct or contributory infringement of, or inducement to infringe, any state, federal or foreign patent, trademark, copyright or other proprietary right by reason of the manufacture, use or sale of the Chassis; (c) the failure of Autocar or the Chassis to comply with any international treaties or agreements, federal, state or local laws, codes, regulations and ordinances which may be applicable to Autocar, Autocars business or the Chassis; and (d) any personal injury, property damage or other product liability or tort claims relating to the Chassis or otherwise caused by Autocar. Notwithstanding the foregoing, Autocar’s indemnification obligations hereunder will not include any Claims resulting from or arising out of (i) the integration of the Drive System into the Chassis or the suitability of the Chassis for the Trucks, (ii) any alteration or modification of the Chassis by a party other than Autocar, other than alterations made in accordance with the Installation Instructions or otherwise approved in writing by Autocar, (iii) a Chassis that has not been used for its intended purpose and in accordance with any Autocar operating instructions, or (iv) the suitability of the Trucks for the end user.

9. GENERAL PROVISIONS

9.1. Remedies. The rights and remedies reserved to the parties in this Agreement will be cumulative and in addition to all other rights and remedies provided at law or in equity. All representations, warranties, rights, powers and remedies of the parties will survive the termination of this Agreement. The restrictions set forth in Section 1.7, Section 6 and Section 7 of this Agreement are reasonable in terms of duration and scope, and in addition to any other remedy, such restrictions may be enforced by injunctive proceedings (without the necessity of posting bond) to preserve the status quo, restrain a violation thereof and to compel specific performance with respect thereto, whether or not this Agreement has terminated.

9.2. Damages. Except as specifically set forth in this Agreement, neither party will be liable for any indirect, special, incidental, consequential or exemplary damages that may in any way be related to this agreement.

9.3. NAFTA. If the Drive Systems qualify for preferential treatment under the North American Free Trade Agreement (“NAFTA”), Autocar will provide to Balqon a NAFTA Certificate of Origin, United States Customs Form 434. Autocar will provide to Balqon any additional documentation reasonably requested to certify the origin of the Chassis as required by United States customs law, NAFTA or any other applicable treaty or agreement. Autocar agrees to provide any documentation required and to assist Balqon or its agents in any compilation, verification or review of the documentation supporting the origination status of the Chassis.

9.4. Non-Assignment. This Agreement may not be assigned by either party without the prior consent of the other party, except that either party may, without the other party’s consent but with prior notice to the other party, assign any or all of its rights and obligations under this Agreement (i) in connection with a sale of all or substantially all of the assets or equity interests of such party or (ii) to a subsidiary, sister company or other affiliate of such party. Notwithstanding the foregoing, Balqon shall not assign any of its rights or obligations under this Agreement to an Autocar Competitor (as hereinafter defined), or engage in any other transaction the result of which is that Balqon is directly or indirectly controlled by an Autocar Competitor without Autocar’s prior written consent. For the purposes hereof, an “Autocar Competitor” shall mean any original equipment manufacturer or any other person or entity (or any affiliate thereof) that, directly or indirectly, competes with Autocar in the refuse or yard tractor industry.

9.5. Notice of Sale or Relocation. Balqon will promptly, or as soon after such action is not prohibited under the terms of a confidentiality agreement between Balqon and any other party, give Autocar notice of any material negotiations between Balqon and any other party with regard to a sale of all or substantially all of the assets or equity, merger or similar transaction involving Balqon, and will keep Autocar informed as to the status and timetable thereof.

9.6. Amendment and Waiver. This Agreement may be amended only by a written document executed by both parties hereto. No waiver of any rights of a party under this Agreement will be effective unless in writing and executed by the party granting the waiver.

9.7. Governing Law. Jurisdiction. Venue. Dispute Resolution and Attornevs’ Fees. This Agreement will be construed according to the laws of the State of Illinois without regard to its conflicts of laws provisions. All actions or proceedings in any way, manner or respect arising out of or related to this Agreement will be litigated only in state or federal courts, as appropriate, located in Chicago. Illinois. Each party hereby consents and submits to jurisdiction in the State of Illinois and waives any right to transfer the venue of any such action or proceeding. Prior to initiating any cause of action, the parties will promptly attempt in good faith to resolve any controversy, claim or dispute of any nature arising out of or relating to this Agreement, or the breach, termination, enforceability, interpretation or validity of this Agreement (each, a “Dispute”) by negotiating between executives or managers who have authority to settle the Dispute. The prevailing party in any litigation over a Dispute will be entitled to recover from the non-prevailing party all costs and expenses, including without limitation, reasonable attorneys’ fees and costs incurred by such party in connection with such litigation.

9.8. Entire Agreement. This Agreement constitutes the entire agreement between Autocar and Balqon with respect to the subject matter contained herein and supersedes all prior oral or written representations and agreements as well as any drafts, purchase orders, sales confirmations, invoices or other communications issued prior to the Effective Date. No terms or conditions contained in any purchase orders, sales confirmations, invoices or other communications which are contrary with those contained in this Agreement will have effect, and the terms and conditions of this Agreement will govern, unless otherwise specifically agreed to in writing, and then only to the extent of the terms specifically identified, and signed by the person executing this Agreement on behalf of a party or a more senior officer of such party.

9.9. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns.

9.10. Notices. Approvals and Consents. All notices, approvals and consents to be given under this Agreement must be in writing and will be deemed given as of the date of receipt via personal delivery, facsimile, courier service, or Certified U.S. Mail, Return Receipt Requested. Notices must be given using the following contact information, which may be amended fi’OI11 time to time by written notice to the other party:

If to Autocar:	Autocar, LLC 551 South Washington Street Hagerstown, IN 47346 Attn: Vice President, Business Development Fax: (765) 489-5236

with a copy to:	Horwood Marcus & Berk Chartered 180 N. LaSalle, Suite 3700 Chicago, IL 60601 Attn: Keith H. Berk, Esq. Fax: (312) 264-2582

If to Autocar:	Balqon Corporation 1420 240th Street Harbor City, CA 90710 Attn: President Fax: (310) 326-3058

with a copy to:	Rutan & Tucker, LLP 611 Anton Blvd., 14th Floor Costa Mesa, CA 92626 Attn: Larry A. Cerutti, Esq. Fax: (714) 546-9035

9.11. Headings. The section or paragraph headings or titles herein are for convenience of reference only and will not be deemed a part of this Agreement.

9.12. Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, each of which will be deemed to be an original and all of which taken together will constitute a single instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Converter Agreement as of the date set forth above.

AUTOCAR, LLC, a Delaware limited liability company

By:	/s/ Eric R. Schwartz
Eric R. Schwartz Vice President

BALQON CORPORATION, a Nevada corporation

By:	/s/ Balwinder Samra
Balwinder Samra President and Chief Executive Officer

12